Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REGULUS THERAPEUTICS INC.

REGULUS THERAPEUTICS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: The name of the Company is Regulus Therapeutics Inc.

SECOND: The date on which the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is January 2, 2009.

THIRD: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions approving and deeming advisable an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as follows:

Paragraph A of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 410,000,000 shares. 400,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FIFTH: This Certificate of Amendment shall become effective on June 14, 2021 at 4:00 p.m. Eastern Time.

IN WITNESS WHEREOF, Regulus Therapeutics Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on June 14, 2021.

Regulus Therapeutics Inc.

By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer

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